EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2008 with respect to the consolidated financial statements of Fortress International Group, Inc. and subsidiaries appearing in the 2007 Annual Report of Fortress International Group, Inc. to its shareholders and with respect to the schedules included in the Annual Report on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and of the use of our name as it appears under the caption “Experts and Legal Matters.”

/s/ Grant Thornton LLP

Baltimore, Maryland
October 10, 2008